EXHIBIT 10.9



            105 NORTH FALKENBURG ROAD, SUITE B, TAMPA, FLORIDA 33619
               TELEPHONE (813) 662-0074  FACSIMILE (813) 662-0144


February  7,  2003


Ms.  Wanda  D.  Dearth
3036  Savannah  Oaks  Circle
Tarpon  Springs,  Florida  34688

CONFIDENTIAL

RE:  WANDA  DEARTH  OFFER  SHEET


Dear  Wanda:

As per our recent discussions with you, Resolve Staffing, Inc. is very pleased to extend to you an offer for you to join the Company as President & Chief Executive Officer beginning on February 10, 2003. Please understand that as the Company grows, the Board may consider it necessary to segregate the positions of President and CEO. You will also be elected to the Board of Directors.

The President/CEO will initially report directly to the Board of Directors/Bill Brown. The general duties of the President/CEO will include the following:

1. Development of a business plan that sets the general course for the Company as it relates to the staffing industry including detailed financial projections, etc. (In conjunction with Pinnacle Corporate Services).

2. Development of a strategic plan of action to be incorporated into the overall corporate business plan that defines the Company's short-term, intermediate-term, and long-term goals and objectives and the necessary action steps needed to accomplish these goals and objectives. (In conjunction with Pinnacle Corporate Services).

3. Further enhancement of the Company's current revenue base, including overseeing the Falkenburg Rd. operation and attempting to grow revenues at that location organically and through the recruitment of additional staffing personnel.


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4.     Development  of  an acquisition-based growth plan and the identification, negotiation, and integration of potential acquisition candidates that fit within the overall framework of the Company's plans to consolidate certain segments of the staffing industry. (In conjunction with Pinnacle Corporate Services).

5. Development and implementation of an investor relations/public relations plan that clearly and concisely articulates the Company's growth plans and achievements to investors, the financial community, the business community, local and national press, etc. (In conjunction with Pinnacle Corporate Services/Lagano & Associates).

6. Creation of a comprehensive publicly-traded company policy manual that clearly defines and articulates the Company's policies and procedures in terms of its compliance with the various federal and state securities laws.

7. Securing capital for the Company's growth efforts, including establishing relationships with registered broker-dealers and market makers as well as retail and institutional investors. (In conjunction with Pinnacle Corporate Services/Lagano & Associates)

8. Day-to-day management and oversight of the Company's existing personnel and recruitment of additional personnel as needed.

9. Additional duties as needed consistent with the position of the President of a publicly traded growth company.

For performing the duties of the President/CEO of Resolve Staffing, Inc., the Company is offering the following general terms and compensation (this list is not all-inclusive, the standard executive employment agreement will contain additional items) as follows:

1. A $25,000 cash bonus to be paid no later than 6 months from 2/10/03. At the Board's discretion the bonus may be paid prior to the end of the 6-month period.

2. 100,000 shares of restricted stock with unconditional piggyback registration rights, with these rights taking effect after Resolve's current SB-2 filing becomes effective, paid at signing (It is anticipated, although not guaranteed or promised, that the stock will have a value of between $0.50 and $3.00 when the Company's shares initially begin trading on the Overt-the-Counter Bulletin Board).


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3.     175,000  restricted shares that will vest over the first twelve months of the employment term. The shares will be held in escrow during the vesting period and will vest according to the following schedule:


a)  30,000  shares  will  be  fully  vested  after  90  days;
b)  45,000  shares  will  be  fully  vested  after  180  days;
c)  50,000  shares  will  be  fully  vested  after  270  days;  and
d) 50,000 shares will be fully vested on the first anniversary of the CEO's employment.

     Resolve Staffing, Inc. and Wanda Dearth agree that the value of the stock being paid to Ms. Dearth for the services under this Agreement is $38,500.

4. The President/CEO understands and acknowledges that there will be no cash compensation for the period beginning on February 10, 2003 through March 30, 2003. The base salary beginning on April 1, 2003 will be $5,000 per month through May 31, 2003, with an increase to $7,000 per month beginning on June 1, 2003 through August 31, 2003 and a further increase to $10,000 per month beginning on September 1, 2003. The President/CEO's salary will be paid bi-weekly. The President/CEO will be eligible for an increase in salary after the first year of employment with all Compensation levels after the first year being determined/negotiated by and/or with the Compensation Committee of the Board of Directors.

5. The President/CEO will have the potential to earn additional cash and stock compensation based on enhancement of revenue, i.e. new customer relationships, recruitment of staffing employees, etc. The Compensation Committee of the Board of Directors will set specific milestones for additional compensation within 90 days of the President/CEO's employment.

6. A 3-year employment contract with an automatic annual renewal and the option to sever from the Company after six months with no penalty. The employment contract will stipulate that should the Company be acquired or should the President/CEO be terminated for reasons other than for cause, then there will be a severance component including payment of the remainder of the salary for the life of the contract.

7. A year-end bonus based on profitability of the Company. Specific profitability milestones for bonus purposes will be determined as time progresses by the Board of Directors. (The bonus structure will be developed by the Compensation Committee of the Board of Directors within 180 days of the President/CEO's employment with the Company).


8. The first 90 days of the President/CEO's employment will be a probationary period. The Board of Directors will give the President/CEO a 90-day review and if the review is unsatisfactory as to the President /CEO 's job performance, the Company may at its discretion terminate the President /CEO without penalty . If at the end of 90 days the Company in its discretion decides to terminate the President /CEO for reasons other than for cause or unsatisfactory job performance, then the President /CEO will receive a $25,000 severance payment.

9. The President/CEO will sign a confidentiality/non-disclose agreement specifically in regards to Resolve Staffing, Inc. and a separate non-compete agreement consistent with industry standards based on payout and length of employment.

10. The President/CEO will devote substantially all of his/her time to the business of the Company, except in regards to situations that are disclosed upon initial employment or that are approved as outside activities by the Board of Directors.


If these terms are acceptable to you, we will draw up a formal employment agreement as soon as possible. This offer shall expire if not accepted on or before 5:00 PM, February 7, 2003.

If this memorandum accurately sets forth the general terms and conditions under which you are willing to enter into the transaction contemplated hereby, please so indicate by signing below and faxing an executed copy to me at (813) 354-4795. The current shareholders, management, employees, and consultants of Resolve Staffing, Inc. look forward to working with you to maximize shareholder value and grow the Company.


Very  Best  Regards,



/s/ Donald  E.  Quarterman
President,  On  Behalf  of  the  Board  of  Directors


ACCEPTED  &  AGREED  TO:


By:     /s/  Wanda  D.  Dearth
   -------------------------------
       Wanda Dearth

Date: 2/7/03

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